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                                   Exhibit 23

                          Independent Auditors' Consent

The Board of Directors and Stockholder
Presto Lifts, Inc.

We consent to the incorporation by reference in the registration statement (No. 33-88424) on Form S-8 of TBM Holdings, Inc. (formerly known as Specialty Retail Group, Inc.) of our report dated June 2, 2000, with respect to the consolidated balance sheets of Lee Engineering Company, Inc. as of December 31, 1999 and 1998, and the related statements of operations and retained earnings, and cash flows, for the years then ended, which report appears in the Form 8-K/A (Amendment No. 1) of TBM Holdings, Inc., dated July 31, 2000 and filed with the Securities and Exchange Commission on July 31, 2000.



                                                                       KPMG LLP



Charlotte, North Carolina
July 31, 2000